GOLDEN WEST FINANCIAL CORPORATION

1901 HARRISON STREET, OAKLAND, CALIFORNIA 94612

March 11, 2005

Dear Stockholder:

          On behalf of the Board of Directors, we invite you to attend the Annual Meeting of Stockholders of Golden West Financial Corporation to be held on Tuesday, April 26, 2005, commencing at 11:00 a.m. Pacific Time on the fourth floor of the Company’s headquarters located at 1901 Harrison Street, Oakland, California 94612. The management and Directors of Golden West Financial Corporation look forward to meeting with you at that time.

          The formal notice of the meeting, proxy statement and form of proxy are enclosed with this letter. If you are unable to attend the meeting in person, it is very important that your shares be represented, and we request that you complete, date, sign and return the enclosed proxy at your earliest convenience. A prepaid return envelope is provided for that purpose. If you attend the meeting in person, you may revoke your previously mailed proxy and cast your votes personally at the meeting.

                    Sincerely yours,

HERBERT M. SANDLER	MARION O. SANDLER
Chairman of the Board and Chief Executive Officer	Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
GOLDEN WEST FINANCIAL CORPORATION

          The Annual Meeting of Stockholders of Golden West Financial Corporation will be held on the fourth floor of the Company’s headquarters located at 1901 Harrison Street, Oakland, California on Tuesday, April 26, 2005, commencing at 11:00 a.m. Pacific Time, for the following purposes:

(1)	To elect three Directors to hold office for three-year terms and until their successors are duly elected and qualified;

(2)	To approve the 2005 Stock Incentive Plan;

(3)	To ratify the selection of independent outside auditors; and

(4)	To transact other business as may properly come before the meeting or any adjournments or postponements thereof.

          The close of business on March 1, 2005 is the record date for determining the stockholders entitled to vote at this meeting or any adjournments or postponements of this meeting. A list of stockholders entitled to vote will be available at the time and place of the meeting and, during ten days prior to the meeting, at the office of the Secretary of Golden West Financial Corporation, 1901 Harrison Street, Oakland, California.

By order of the Board of Directors

MICHAEL ROSTER
Executive Vice President and Secretary

Oakland, California
March 11, 2005

IMPORTANT:	We want to assure that you are represented at the meeting. Please complete, date, sign and mail the enclosed proxy promptly in the return envelope, which we have provided.

GOLDEN WEST FINANCIAL CORPORATION

PROXY STATEMENT
FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

          The Board of Directors of Golden West Financial Corporation, a Delaware corporation (the “Company”), is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders on April 26, 2005, or at any adjournments or postponements of the meeting (“Annual Meeting”). The Annual Meeting will be held at the Company’s principal executive offices, which are located at 1901 Harrison Street, Oakland, California 94612.

          The Company will mail or deliver this proxy statement and the enclosed proxy to stockholders beginning March 11, 2005. The Company will pay the expense of soliciting proxies. Regular employees of the Company may solicit proxies either in person or by telephone or other electronic media. The Company will, upon request, reimburse persons holding shares in their names, or in the names of their nominees, but not owning the shares beneficially, for reasonable expenses of forwarding proxy materials to their principals.

VOTING

          The record date is March 1, 2005, and only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. On the record date there were outstanding 306,941,466 shares of Common Stock of the Company, par value $.10 per share. Stockholders are entitled to one vote for each share held. In addition, each stockholder has cumulative voting rights for the election of Directors. These cumulative voting rights entitle each stockholder to as many votes as equal the number of shares held by the stockholder multiplied by the number of Directors to be elected (three), which votes the stockholder may cast for a single candidate or distribute among any or all candidates. The three candidates for Director receiving the highest number of votes will be elected.

          A majority of the voting power on the record date, either in person or by proxy, will be required for a quorum to be present at the Annual Meeting. Shares owned by stockholders who submit signed proxies, as well as abstentions and broker non-votes, will be counted to determine if a quorum is present. A broker non-vote occurs when a beneficial owner of stock held by a broker or other financial intermediary does not give instructions to the intermediary on how the shares should be voted, and the intermediary either declines to exercise its discretionary voting authority on a proposal or is barred from doing so because the rules of the New York Stock Exchange (“NYSE”) deem the proposal to be non-routine.

          The following table shows the vote required to approve the election of Directors and other matters that properly come before the meeting, and whether abstentions and broker non-votes will be counted in accordance with Delaware law.

	Election of Directors	Other Matters

Vote Required for Approval	The three candidates receiving the highest number of votes will be elected	A majority of the shares present at the Annual Meeting, in person or by proxy, will be required

How Abstentions Will Affect Approval	Abstentions (referred to as “withheld votes” on the proxy card) will not affect the outcome because they will not be counted	Abstentions will be counted as a vote against the proposal

How Broker Non- Votes Will Affect Approval	Broker Non-Votes will not affect the outcome because they will not be counted	Broker Non-Votes will not affect the outcome because they will not be counted

          A proxy will be voted in the manner specified in the proxy, or if no manner is specified, it will be voted (a) to elect the nominees named below for Directors, (b) to approve the 2005 Stock Incentive Plan, and (c) to ratify the selection of Deloitte & Touche, LLP as the Company’s independent outside auditors for 2005. The Company knows of no other business to be transacted at the Annual Meeting. If any other matter properly comes before the meeting, the shares represented by proxy will be voted in accordance with the best judgment of the person voting the proxy, and the discretionary authority to do so is included in the proxy.

          Any stockholder may revoke his or her proxy at any time before the shares are voted by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If a stockholder wants to vote at the Annual Meeting but his or her shares are held in the name of an intermediary, the stockholder must present proof of ownership as of March 1, 2005 from the intermediary.

ITEM 1: ELECTION OF DIRECTORS

          The Company’s Certificate of Incorporation divides the Board of Directors into three classes. Each class consists of three Directors. Class I Directors will serve until the 2006 Annual Meeting, and Class II Directors will serve until the 2007 Annual Meeting. Class III Directors are being elected at the 2005 Annual Meeting and will serve until the 2008 Annual Meeting.

          Three Directors are to be elected at the 2005 Annual Meeting. The Board of Directors has nominated Louis J. Galen, Antonia Hernandez, and Bernard A. Osher as Class III Directors to serve until the 2008 Annual Meeting and until their respective successors are elected and qualified. All three nominees were previously elected Class III Directors by a vote of the stockholders at the 2002 Annual Meeting. Additional information concerning these nominees is included in the Director Information chart on page 4 and various other sections below under “Board of Directors and its Committees.”

          Each of the nominees has agreed to serve as a Director if elected, and the Company has no reason to believe that any nominee will be unable or unwilling to serve. However, if any nominee is unable or unwilling to serve as a Director at the time of the Annual Meeting, the proxy holders may vote the proxies for the election of a substitute nominee designated by the Board of Directors. If one or more persons other than those named above are duly nominated for the office of Director, the proxy holders may cumulate votes and the enclosed proxy may be voted in favor of any one or more of the nominees named above, to the exclusion of others, and in the order of preference as the proxy holders may determine in their discretion.

The Board of Directors recommends a vote FOR each of the three nominees.

ITEM 2: APPROVAL OF 2005 STOCK INCENTIVE PLAN

          The Board of Directors has approved the adoption of the Company’s 2005 Stock Incentive Plan (the “New Plan”), conditioned on and subject to stockholder approval at the Annual Meeting. If approved by the stockholders, the New Plan will enable the Company to grant stock option and other equity-based awards to employees for up to a ten-year period expiring April 27, 2015. These awards will allow the Company to continue to provide long-term incentives to employees who are responsible for the success and growth of the Company, to further align the interests of employees with the interests of the stockholders through increased employee stock ownership, and to assist the Company in attracting and retaining employees of experience and outstanding ability.

          The Company’s existing 1996 Stock Option Plan (the “Current Plan”) expires on February 1, 2006, after which no further options may be granted under the Current Plan. As of February 28, 2005, approximately 3, 281,400 shares remained available for issuance under the Current Plan. Unexercised and forfeited options issued under the Current Plan will not become available again for issuance under the New Plan. The following table sets forth certain information about the Current Plan as of December 31, 2004.

1996 STOCK OPTION PLAN
As of December 31, 2004

	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance

Equity Compensation Plan Approved by Stockholders:
1996 Stock Option Plan	10,819,448	$23.22	3,277,300

          If the Company’s stockholders do not approve the New Plan at the Annual Meeting, then no awards can be made under the New Plan, and the Company would not have a stock plan from which to grant options to employees after the Current Plan expires.

          An informational summary of the New Plan begins on page 18 below. Stockholders also are encouraged to read the full copy of the New Plan (attached to this proxy statement as Appendix A) because it is the governing document. The New Plan includes, among other things, the following differences as compared to the Current Plan:

•

Types of Awards.  The Current Plan provides only for the award of stock options. To give the Company additional flexibility in structuring awards, the New Plan allows the Company to grant restricted stock, stock units, and stock appreciation rights (“SARs”) as well as stock options.

•	Grant Limits. The New Plan changes the limits on the number of shares covered by awards that may be granted to any one individual in a single year.

•	Re-Pricing. The New Plan prohibits the re-pricing of stock options and SARs (i.e., reducing the exercise price of an outstanding award). The Current Plan neither authorizes nor prohibits re-pricing.

•

Performance Goals. The New Plan adds specified criteria for performance goals and objectives on which awards can be conditioned. The Current Plan neither authorizes nor prohibits using performance goals. Including performance goals can enable the Company to qualify for income tax deductions for awards.

•

Certain Definitions. The New Plan has some modified and new definitions compared to the Current Plan, including, among others, definitions regarding Change in Control, Disability, Fair Market Value, and Service. The revised and new definitions are intended to reflect current custom and practice and to provide additional guidance in the administration of the New Plan.

The Board of Directors recommends a vote FOR the approval of the
Company’s 2005 Stock Incentive Plan.

ITEM 3: APPROVAL OF AUDITORS

          The Board of Directors, upon the recommendation of the Audit Committee, has selected Deloitte & Touche LLP to serve as the Company’s independent outside auditors for the year ending December 31, 2005, subject to stockholder approval at the Annual Meeting. If the stockholders do not vote in favor of the selection of Deloitte & Touche LLP, the Board of Directors will consider the selection of other auditors.

          Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Company’s independent outside auditors since 1963 and was most recently selected by the Board of Directors to serve in 2004, which selection was ratified and approved by the stockholders of the Company on April 27, 2004. Information about the fees paid to Deloitte & Touche LLP for the services provided to the Company in 2004 and 2003 is set forth on page 17.

          Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. They will be given the opportunity to make a statement, if they desire to do so.

The Board of Directors recommends a vote FOR the selection of Deloitte & Touche LLP to serve as the
Company’s independent outside auditors for the year ending December 31, 2005.

BOARD OF DIRECTORS AND ITS COMMITTEES

          The chart below identifies information about the Class III nominees followed by the other members of the Board of Directors who will continue in office and whose terms will expire at the 2006 Annual Meeting (Class I) and the 2007 Annual Meeting (Class II).

DIRECTOR INFORMATION

			Common Stock Beneficially Owned as of February 28, 2005(1)

Names	Age	Business Experience During Past Five Years and Other Information	Number of Shares		Percent of Class

NOMINEES
Louis J. Galen Director Since 1959 Class III Nominee	79	Private Investor	5,234,798	(2)	1.7%
Antonia Hernandez Director Since 1995 Class III Nominee	56	President and Chief Executive Officer of the California Community Foundation; Former President and General Counsel of the Mexican American Legal Defense and Educational Fund	11,720		*
Bernard A. Osher Director Since 1970 Class III Nominee	77	Private Investor; Chairman of Butterfield and Butterfield, Auctioneers, until October 1999	12,207,618		4.0%
CONTINUING DIRECTORS
Maryellen C. Herringer Director Since 1996 Class I	61	Attorney-at-Law; Former Executive Vice President, General Counsel, and Secretary of APL Limited; Director, ABM Industries Incorporated	12,000		*
Patricia A. King Director Since 1994 Class II	62	Professor of Law, Georgetown University; Adjunct Professor, School of Hygiene and Public Health, Johns Hopkins University	900		*

			Common Stock Beneficially Owned as of February 28, 2005(1)

Names	Age	Business Experience During Past Five Years and Other Information	Number of Shares		Percent of Class

Kenneth T. Rosen Director Since 1984 Class I	56	Professor of Business Administration, Haas School of Business; Chairman of the Fisher Center for Real Estate and Urban Economics, University of California, Berkeley; Chairman of the Rosen Consulting Group, a real estate and mortgage market consulting firm; Former Chairman of Lend Lease Rosen Real Estate Securities, a registered investment adviser; Director, The PMI Group, Inc.; Director, Avatar Holdings Inc.	18,000			*
Herbert M. Sandler Director Since 1963 Class I	73	Chairman of the Board and Chief Executive Officer of the Company and World Savings Bank, FSB	30,263,898	(3)	9.8	%(3)
Marion O. Sandler Director Since 1963 Class II	74	Chairman of the Board and Chief Executive Officer of the Company and World Savings Bank, FSB; Chairman of the Board of the Company’s subsidiary registered investment adviser and broker-dealer, Atlas Advisers, Inc. and Atlas Securities, Inc., and the registered investment companies Atlas Funds and Atlas Insurance Trust	32,397,978	(3)	10.5	%(3)
Leslie Tang Schilling Director Since 1996 Class II	50	President of L.T.D.D., Inc.; Chairperson of Union Square Investment Company	5,128			*
All Directors and executive officers as a group (15 persons)			53,710,880	(4)	17.4%

* Less than 1%.

(1)	Held directly with sole voting and investment powers unless otherwise noted, subject to community property laws where applicable.

(2)

Includes 1,502,258 shares held in a revocable trust with Mr. Galen as trustee with sole voting and investment powers, 2,000,000 and 1,151,690 shares held in two grantor retained annuity trusts with Mr. Galen as trustee with sole voting and investment powers, 423,000 shares held in a qualified terminal interest trust with Mr. Galen as trustee with sole voting and investment powers, and 157,850 shares held in a charitable remainder trust with Mr. Galen and his spouse as co-trustees with shared voting and investment powers.

(3)

Without counting the same shares twice, Herbert M. Sandler and Marion O. Sandler control or have the right to acquire an aggregate of 33,238,378 shares, representing 10.74% of the Company’s stock. Mr. and Mrs. Sandler are each separately deemed by Securities and Exchange Commission rules to beneficially own those shares that together they hold with shared voting and investment powers. Accordingly, the share numbers reported in these columns for Herbert M. Sandler and for Marion O. Sandler each include the same block of shares, as follows: 28,844,250 shares with shared voting and investment powers held jointly by Mr. and Mrs. Sandler as co-trustees and 579,248 shares with shared voting and investment powers held in trusts for the benefit of Mr. and Mrs. Sandler’s descendants with Mr. and Mrs. Sandler as co-trustees. Mr. Sandler also is the beneficial owner of 5,400 shares with voting and investment powers held by him as trustee for the benefit of his sister-in-law, and 835,000 shares which Mr. Sandler may acquire upon exercise of employee stock options exercisable as of February 28, 2005, or within 60 days thereafter. Mrs. Sandler also is the beneficial owner of 2,139,480 shares with voting and investment powers held by her as trustee in trusts for the benefit of Mr. and Mrs. Sandler’s descendants as well as 835,000 shares which Mrs. Sandler may acquire upon exercise of employee stock options exercisable as of February 28, 2005, or within 60 days thereafter.

(4)

Includes 35,373,256 shares as to which Directors and executive officers share with others voting and/or investment powers. Also includes 2,606,600 shares that executive officers may acquire upon the exercise of employee stock options exercisable as of February 28, 2005, or within 60 days thereafter.

          Herbert M. Sandler and Marion O. Sandler are husband and wife. Bernard A. Osher is the brother of Mrs. Sandler. The business address for Mr. and Mrs. Sandler is 1901 Harrison Street, Oakland, California 94612.

Meetings and Director Attendance

          During 2004, the Company’s Board of Directors held four regular meetings. The Board of Directors also has four standing committees described below. Each Director attended at least 75% of the meetings of the Board and of the committees on which the Director served. The Board of Directors has adopted a written charter for each committee, all of which are available on the Company’s website at www.gdw.com.

Audit Committee

          The members of the Audit Committee in 2004 were Kenneth T. Rosen (Chair), Louis J. Galen, and Maryellen C. Herringer. The principal function of the Audit Committee is to assist the Board of Directors in overseeing the financial reporting process and the internal and the independent outside audits of the Company. The Audit Committee had four regular meetings and met by telephone between regular meetings eight times during 2004. The report of the Audit Committee with respect to the year 2004 is on page 9 below.

Compensation and Stock Option Committee

          The members of the Compensation and Stock Option Committee in 2004 were Patricia A. King (Chair), Antonia Hernandez, and Kenneth T. Rosen. The principal functions of the Compensation and Stock Option Committee are to approve and evaluate the executive officer compensation plans and policies of the Company, to determine the compensation of the Company’s senior executive officers, and to oversee the administration of the Company’s compensation plans. The Compensation and Stock Option Committee had three regular meetings during 2004. The report of the Compensation and Stock Option Committee with respect to the year 2004 begins on page 10 below.

Nominating and Corporate Governance Committee

          The members of the Nominating and Corporate Governance Committee in 2004 were Maryellen C. Herringer (Chair), Louis J. Galen, and Leslie Tang Schilling. The principal functions of the Nominating and Corporate Governance Committee are to consider and recommend qualified individuals as nominees for the position of Director, to review and reassess the adequacy of the Company’s Corporate Governance Guidelines, and to lead the Board of Directors in an annual review of its performance. The Nominating and Corporate Governance Committee had four regular meetings and met by telephone between regular meetings two times during 2004.

Executive Committee

          The members of the Executive Committee in 2004 were Herbert M. Sandler (Chair) and Marion O. Sandler. The Executive Committee has any of the powers and authority of the Board of Directors in the intervals between meetings of the Board, subject to the control of the Board and subject to limitations under the Company’s by-laws and Delaware law. The Executive Committee does not schedule regular meetings and takes actions by unanimous written consent, which actions are subsequently reviewed and acted upon by the full Board of Directors.

Determinations about Director Independence

          The Board of Directors has determined that Louis J. Galen, Antonia Hernandez, Maryellen C. Herringer, Patricia A. King, Kenneth T. Rosen, and Leslie Tang Schilling satisfy the independence standards of the New York Stock Exchange’s corporate governance rules and, therefore, a majority of the Directors and each member of the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Corporate Governance Committee is independent of management and the Company. In addition, each of the Audit Committee members satisfies the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

          In making these determinations, the Board of Directors evaluated whether a Director had any direct or indirect material relationships with the Company that could interfere with the exercise of the Director’s independence from management and the Company, and whether a Director failed any of the NYSE’s bright-line tests that would automatically disqualify a Director from being regarded as independent.

          In addition, the Board of Directors considered, among others factors, whether a Director, or an organization with which the Director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether a Director receives any compensation from the Company other than the Director fees described below under “Director Compensation;” whether the Director has ever been employed by the Company and, if so, the duration and circumstances relating to such employment; and whether the Company and/or any of its affiliates makes substantial charitable contributions to organizations with which a Director is affiliated.

          As described in the Company’s Corporate Governance Guidelines, the Board of Directors has determined that a Director will be considered independent, absent other circumstances, as long as the aggregate contributions from the Company and/or its affiliates to a nonprofit organization that employs a Director, or an immediate family member of a Director, do not exceed the greater of $1 million or 2% of the annual consolidated gross revenues of the nonprofit organization. In addition, the Board of Directors has determined that a Director will be considered independent, absent other circumstances, if a Director serves or is designated to serve as a non-compensated trustee of a trust established by an executive officer or another Director of the Company.

Determinations about Audit Committee Financial Expertise

          The Securities and Exchange Commission requires that boards of directors of stock exchange listed companies determine whether one or more of their audit committee members qualify as “audit committee financial experts.” Under the SEC’s rules, an audit committee financial expert is an individual who has obtained the attributes described below by means of certain experience or education.

          The SEC requires that an audit committee financial expert have the following attributes: an understanding of generally accepted accounting principles (GAAP) and financial statements; the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals, and reserves; experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in these activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions.

          The SEC’s rules also require that, in order to qualify as an audit committee financial expert, the individual have obtained these attributes through education and experience as, or supervision of, a principal financial officer, principal accounting officer, controller, principal accountant, auditor, or person performing similar functions; experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing, or evaluation of financial statements; or other relevant experience.

          Prof. Rosen has actively supervised principal financial officers, principal accounting officers, controllers, public accountants, auditors, or persons performing similar functions, including through his past experience as Chairman of Lend Lease Rosen Real Estate Securities, a registered investment advisor. He is also Professor of Business Administration and Chairman of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, and Chairman of a real estate and mortgage market consulting firm. Prof. Rosen is also a member of the audit committee of Avatar Holdings Inc., a public company.

          Mr. Galen is a former Chief Executive Officer and Chairman of Trans-World Financial Corporation, at which he actively supervised the company’s principal financial officers, principal accounting officers, controllers, public accountants, auditors, and persons performing similar functions; is a former Chairman of Trans-World Bank; and has other relevant experience as a private investor.

          Ms. Herringer has relevant experience as a former partner in the corporate and business law departments at two of the nation’s major corporate law firms in which she advised clients (including chief executive officers, underwriters, principal financial officers, principal accounting officers, and other persons performing similar functions) about securities laws, corporate transactions, corporate governance, and other matters. She also served previously as Senior Vice President and General Counsel of Transamerica and as an Executive Vice President and General Counsel of APL Limited. The internal audit function at APL reported to Ms. Herringer during part of her tenure there. Ms. Herringer is also a member of the audit committee of ABM Industries Incorporated, a public company.

          The Board of Directors has determined that, based on the factors discussed above, all three Audit Committee members qualify as audit committee financial experts. The Board of Directors also has determined that each member of the Audit Committee possesses various other attributes that are particularly relevant to the Audit Committee performing its financial oversight function. These attributes are described in the Company’s Corporate Governance Guidelines and evaluated annually by the Company’s Nominating and Corporate Governance Committee, and include possessing the highest standards of personal and professional integrity; understanding sound business practices; having strong analytical skills and being financially literate to be able to ask sophisticated questions relevant to the Company’s activities and gauge the quality of the answers; and understanding the Company’s business, including the unique issues and risks in the banking, housing, mortgage lending, real estate, and related industries. The Board of Directors has determined that, as long-standing members of the Company’s Board of Directors, the Audit Committee members have developed over time valuable insights into the Company to enable them to fulfill their roles as Directors and members of the Audit Committee.

Board Nominations

          Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board of Directors as a whole and makes a recommendation whether to renominate the Directors whose terms expire at the upcoming Annual Meeting. The Committee also discusses periodically whether to consider any new persons to be added to the Board of Directors. In assessing qualifications for nominees, the Nominating and Corporate Governance Committee expects candidates to meet the qualifications described in the Committee’s charter and the Company’s Corporate Governance Guidelines, including having high ethical standards and the competence, experience, and integrity required of a director of a federal savings bank by the regulations of the Office of Thrift Supervision. In addition, the Nominating and Corporate Governance Committee considers, among other factors, whether a candidate understands financial statements and reports, has experience with housing and real estate markets, has other professional experiences that would be beneficial to the Company, has knowledge of community affairs (including in markets served by the Company), and/or would qualify as an independent director under NYSE and other applicable regulations.

          The Nominating and Corporate Governance Committee will consider stockholder recommendations for nominees who, in the committee’s determination, meet the qualifications referred to in the preceding paragraph. A stockholder or stockholder group can recommend a nominee by sending a letter addressed to the Corporate Secretary at the Company’s headquarters at 1901 Harrison Street, Oakland, CA 94612. The letter should identify the nominee, including contact information and other biographical information that would help the Nominating and Corporate Governance Committee assess the nominee’s qualifications. The letter should also provide information about the number of shares of the Company’s stock held by the stockholder or stockholder group making the recommendation and the length of time those shares have been held. The Corporate Secretary will promptly forward stockholder recommendations to the Chair of the Nominating and Corporate Governance Committee.

Communications with Directors

          Stockholders wishing to communicate with one or more Directors should send written correspondence addressed to the Director(s), care of the Corporate Secretary at the Company’s headquarters at 1901 Harrison Street, Oakland, California 94612. The Corporate Secretary, or his or her designee, will forward such communications to the relevant Director(s) or as otherwise instructed by the Director(s). Stockholders are encouraged to interact with Directors at the Annual Meetings of Stockholders. The Company expects Directors to attend the Annual Meetings, absent scheduling or other similar conflicts. All of the Directors attended the Annual Meeting in 2004.

Director Compensation

          The only compensation or remuneration that non-employee Directors receive from the Company are an annual retainer and fees for attending regular Board of Directors and committee meetings. Effective May 1, 2004, the non-employee Directors received an annual retainer of $28,000, paid monthly on a pro rata basis, and a fee of $4,000 for each regular Board of Directors meeting attended. In addition, for each regular committee meeting attended on or after May 1, 2004, the Chair of the Audit Committee received $4,000, each of the other members of the Audit Committee received $3,500, the Chairs of the Nominating and Corporate Governance Committee and the Compensation and Stock Option Committee received $2,500, and each of the other members of those committees received $1,500. In addition, Directors receive $250 per half hour for telephone meetings of the Board and committees.

          Prior to May 1, 2004, the annual retainer was $25,000, and, for each regular committee meeting attended, the Chair of the Audit Committee received $3,000, each of the other members of the Audit Committee received $2,500, the Chairs of the Nominating and Corporate Governance Committee and the Compensation and Stock Option Committee received $1,500, and each of the other members of those committees received $1,000.

Other Corporate Governance Matters

          The non-employee Directors meet in executive session without management at each regular meeting of the Board of Directors. At least once a year, the independent Directors also meet separately from the other Directors. The non-employee Directors determine who will preside at the executive sessions, and they have selected Kenneth T. Rosen as their presiding Director during 2004 and again for 2005.

          The Board of Directors has adopted Corporate Governance Guidelines and codes of conduct and ethics for Directors, financial officers, and employees that are available, along with Board of Directors committee charters, on the Company’s website at www.gdw.com.  Printed copies of these guidelines, codes, and charters are also available to any stockholder who submits a written request to the Corporate Secretary.

REPORT OF THE AUDIT COMMITTEE

          Management has primary responsibility for the Company’s financial statements and the reporting process, including the Company’s system of internal controls. The Company’s independent outside auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). This audit serves as the basis for the auditors’ opinion included in the annual report to stockholders addressing whether the financial statements fairly present the Company’s financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to assist the Board of Directors in monitoring and overseeing these processes.

          In this context, the Audit Committee has reviewed and discussed the Company’s 2004 audited financial statements with management and the independent outside auditors. The Audit Committee has discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The auditors have provided the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the auditors that firm’s independence from the Company. The Audit Committee also has considered whether the auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

          Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Kenneth T. Rosen, Chair
Louis J. Galen
Maryellen C. Herringer

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION

          The Compensation and Stock Option Committee’s primary functions are to review, and to recommend for approval by the Board of Directors, the salaries and other compensation of the Company’s executive officers and to administer the Company’s Incentive Bonus Plan (the “Incentive Plan”), 1996 Stock Option Plan (the “Stock Plan”), and, if approved by the stockholders at the Annual Meeting, the 2005 Stock Incentive Plan.

          During 2004, the Committee met to (a) review and recommend to the independent Directors on the Board of Directors the salaries of the Company’s Chief Executive Officers for 2004, (b) determine the incentive awards payable to the CEOs under the terms of the Incentive Plan for the Company’s 2003 performance, and (c) set performance criteria under the Incentive Plan for 2004. Incentive awards payable under the Incentive Plan are tied to specific Company performance criteria. The Committee also met to recommend to the Board the salaries, for the period from May 1, 2004 through April 30, 2005, for the Company’s President and Senior Executive Vice President. In January 2005, the Committee met to (a) certify the Company’s 2004 performance under the Incentive Plan, (b) determine the amount of incentive awards payable to the CEOs for 2004, (c) review and recommend to the independent Directors the salaries of the CEOs for 2005, (d) set performance criteria under the Incentive Plan for 2005, and (e) review and recommend to the Board the adoption of the 2005 Stock Incentive Plan being submitted for stockholder approval at the Annual Meeting.

Compensation Goals and Criteria

          The Committee’s goals were to provide compensation that (a) reflects both the Company’s and the executives’ performance, (b) compares reasonably with compensation in the relevant market, and (c) attracts and retains high quality executives. In evaluating compensation for the CEOs, the President, and the Senior Executive Vice President (the “Senior Executive Officers”), the Committee compared the Company’s performance, according to the criteria set forth below, to the performance of a peer group and the compensation of the Company’s Senior Executive Officers to the compensation of executives in the peer group. The Committee selected a peer group consisting of the top performing regional bank holding companies with between $30 billion and $130 billion in assets as of December 31, 2003 and a primary bank operating subsidiary with a rating from Moody’s of Aa3 or better and from Standard and Poor’s of AA- or better (Bank of New York Company, Inc., Fifth Third Bancorp, Mellon Financial Corp., Northern Trust Corp., State Street Corp., and SunTrust Banks, Inc.). The Committee also included the holding company for the nation’s largest savings association (Washington Mutual, Inc.) in the peer group.

          The criteria according to which the Committee compared the performance of the Company to the peers included the following: total assets, yearend stock prices, net earnings, fully diluted net income per share, return on average assets, return on average equity, capital levels, the ratio of nonperforming assets and troubled debt restructured to period end loans, the ratio of net chargeoffs to average loans and leases, loan loss coverage, the ratio of general and administrative expenses to interest income and other income, the ratio of noninterest expenses to pretax earnings, and the ratio of pretax earnings to net interest income and noninterest income.

          Additional factors considered by the Committee in evaluating compensation included: compliance with long-term plans and budgets; attainment of positive regulatory examination ratings by the Company and its operating subsidiaries, World Savings Bank, FSB and World Savings Bank, FSB (Texas); attainment of regulatory capital standards by the operating subsidiaries; strategic accomplishments of the Company; and the general assessment of the executives by peers, equity analysts, and others.

          With respect to total compensation, the Committee considered annual compensation of the Company’s Senior Executive Officers relative to executives in the peer group for the period 2001 through 2003, including (i) salary, bonuses, and other forms of cash compensation, and (ii) equity-based compensation, including restricted stock and stock options. The Committee concluded that while exact comparisons could not be made, the compensation of the Company’s Senior Executive Officers was reasonable in light of the Company’s performance and the compensation of peer group executives.

          The cash compensation of the Company’s other executive officers is determined through annual reviews by their respective managers. In the annual review process, the manager considers the officer’s individual performance in his or her area of responsibility and assesses the officer’s contribution to the performance of the Company. Recommendations for salary adjustments are reviewed by the Committee and recommended to the Board for approval.

Tax Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company’s two CEOs and to each of the other three most highly compensated executive officers. The Company generally may deduct compensation paid to an executive officer only to the extent that any such compensation in excess of $1 million during the relevant fiscal year is based on the attainment of performance goals determined by a compensation committee of the Board of Directors. The Company’s Incentive Plan is designed to assure that certain cash compensation is “performance-based” and therefore deductible. The Incentive Plan, as amended and restated, was approved at the 2002 Annual Meeting. Non-qualified stock options granted under the Company’s 1996 Stock Option Plan qualify as “performance-based” under Section 162(m), as would any non-qualified stock options granted under the 2005 Stock Incentive Plan if approved by the stockholders at the Annual Meeting. Even without the provisions of Section 162(m), however, incentive stock options granted under the Company’s 1996 Stock Option Plan or the 2005 Stock Incentive Plan generally would not entitle the Company to a tax deduction. Awards of stock grants, stock units, and stock appreciation rights under the 2005 Stock Incentive Plan would be deductible by the Company.

2004 Compensation for the Chief Executive Officers

          The performance standards established by the Committee upon which the 2004 targets were based included return on average assets, return on average equity, diluted earnings per share, general and administrative expenses to average assets, and nonperforming assets to total assets. In January 2005, the Committee met to certify the Company’s 2004 performance under the Incentive Plan and to determine the amount of incentive awards payable to the CEOs for 2004. At that time, the Committee also reviewed the salaries of the Company’s CEOs for 2005 and determined that continuation of the 2004 salaries was appropriate in light of the existence of the Incentive Plan. With respect to the Incentive Plan, during the year ended December 31, 2004 (the “2004 Plan Year”), the Company’s results significantly exceeded all five of the performance standards, and the Company significantly exceeded the aggregate performance target, previously established by the Committee. As a result of the Company’s performance during the 2004 Plan Year and the stated desire of the CEOs to limit any increase in their total annual cash compensation to no more than 5% over the previous year, the Committee confirmed an award under the Incentive Plan to each CEO in the amount of $542,202.

Submitted by the Compensation and Stock Option Committee:

Patricia A. King, Chair
Antonia Hernandez
Kenneth T. Rosen

BENEFICIAL OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors, along with persons who beneficially own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

          Based on a review of copies of filed ownership reports and written representations from certain persons that he or she was not required to file ownership reports, all of the Company’s officers, Directors (whose ownership of the Company’s Common Stock is shown on pages 4 and 5) and greater than 10% beneficial owners filed all reports required by Section 16(a) on a timely basis during 2004.

Securities Ownership of Certain Beneficial Owners and Management

          The following table identifies the beneficial ownership, as of the dates indicated, of each stockholder, in addition to Herbert M. Sandler and Marion O. Sandler (whose ownership of the Company’s Common Stock is shown on page 5), known to the Company to beneficially own more than 5% of the Company’s Common Stock The table also identifies the beneficial ownership, as of February 28, 2005, of each of the executive officers of the Company named in the Summary Compensation Table on page 14 below who are not also Directors of the Company. The address of each executive officer below is 1901 Harrison Street, Oakland, CA 94612.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Davis Selected Advisors, L.P. 2949 East Elvira Road, Suite 101 Tucson, AZ 85706	30,623,893	(1)	10.0%
Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	20,146,436	(2)	6.6%
FMR Corp 82 Devonshire Street Boston, MA 02109	19,645,614	(3)	6.4%
Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	16,851,280	(4)	5.5%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	16,325,798	(5)	5.3%
Russell W. Kettell President, Chief Financial Officer, and Treasurer of the Company and Senior Executive Vice President, Chief Financial Officer, and Treasurer of World Savings Bank, FSB	2,419,420	(6)	*
James T. Judd Senior Executive Vice President of the Company and President and Chief Operating Officer of World Savings Bank, FSB	80,000		*
Georganne C. Proctor Executive Vice President of the Company and World Savings Bank, FSB	100,000	(7)	*

* Less than 1%.

(1)	Includes 30,623,893 shares with sole voting and sole dispositive power as of December 31, 2004, based upon SEC Schedule 13G/A filed on February 23, 2005.

(2)

Includes 20,146,436 shares with sole dispositive power, 18,676,236 shares with sole voting power and 370,800 shares with shared voting power as of December 31, 2004, based upon SEC Schedule 13G/A filed on February 10, 2005.

(3)	Includes 19,645,614 shares with sole dispositive power and 1,966,534 shares with sole voting power as of December 31,2004, based upon SEC Schedule 13G/A filed on February 14, 2005.

(4)	Includes 16,851,280 shares with shared dispositive power and 13,424,380 shares with sole voting power as of December 31, 2004, based upon SEC Schedule 13G filed as of February 14, 2005.

(5)	Includes 16,325,798 shares with shared dispositive power and 8,870,722 shares with shared voting power as of December 31, 2004, based upon SEC Schedule 13G/A filed as of February 14, 2005.

(6)	Includes 539,500 shares that Mr. Kettell may acquire upon exercise of employee stock options exercisable as of February 28, 2005, or within 60 days thereafter.

(7)	Includes 100,000 shares that Ms. Proctor may acquire upon exercise of employee stock options exercisable as of February 28, 2005, or within 60 days thereafter.

PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) on the Company’s Common Stock against the cumulative total stockholder return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Banks Index for the five years ended December 31, 2004. The graph assumes an initial investment of $100 on December 31, 1999 in each of the Company’s Common Stock, the S&P 500 Stock Index, and the S&P 500 Banks Index and that all dividends were reinvested.

		1999	2000	2001	2002	2003	2004

	GOLDEN WEST FINANCIAL CORPORATION	$100.00	$202.56	$177.41	$217.45	$313.81	$374.95
– – – – –	S&P 500 STOCK INDEX	100.00	90.90	80.09	62.39	80.29	89.03
	S&P 500 BANKS INDEX	100.00	119.06	119.08	117.86	149.29	170.81

EXECUTIVE COMPENSATION

Compensation of Executive Officers

          The compensation paid to each of the two Chief Executive Officers and to the three other most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries is set forth below:

SUMMARY COMPENSATION TABLE
For the Years Ended December 31, 2004, 2003, and 2002

		Annual Compensation			Long Term Compensation

Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Options (# of Shares) (3)	All Other Compensation (4)

HERBERT M. SANDLER	2004	$900,000	$542,202	$9,384	—	$6,150
Chairman of the Board and	2003	900,000	473,526	10,450	100,000	5,834
Chief Executive Officer of the Company and World Savings Bank, FSB	2002	950,004	358,116	15,871	—	5,500
MARION O. SANDLER	2004	900,000	542,202	7,111	—	6,150
Chairman of the Board and	2003	900,000	473,526	8,497	100,000	5,834
Chief Executive Officer of the Company and World Savings Bank, FSB	2002	950,004	358,116	15,761	—	5,500
JAMES T. JUDD	2004	852,968	—	5,411	—	406,150
Senior Executive Vice	2003	812,352	—	7,870	100,000	105,834
President of the Company and President and Chief Operating Officer of World Savings Bank, FSB	2002	773,664	—	13,119	—	5,500
RUSSELL W. KETTELL	2004	774,468	—	7,605	—	6,150
President, Chief Financial	2003	737,558	—	6,548	100,000	5,834
Officer, and Treasurer of the Company and Senior Executive Vice President, Chief Financial Officer, and Treasurer of World Savings Bank, FSB	2002	702,464	—	9,392	—	5,500
GEORGANNE C. PROCTOR(5)	2004	442,714	—	—	—	6,150
Executive Vice President of the Company and World Savings Bank, FSB	2003	363,024	—	—	100,000	—

(1)	Amounts shown are the performance-based bonuses awarded to the Chief Executive Officers pursuant to the Company’s stockholder-approved Incentive Bonus Plan.

(2)	Amounts shown are the cash reimbursement for income taxes on account of certain fringe benefits provided to such individuals.

(3)	Options granted are under the Company’s stockholder-approved 1996 Stock Option Plan.

(4)

Except for James T. Judd in 2004 and 2003, amounts shown are the Company’s contributions on behalf of each of the executive officers to the Company’s 401(k) plan. The amount shown for James T. Judd in 2004 includes $400,000 paid to Mr. Judd pursuant to a deferred compensation agreement and $6,150 for the Company’s contribution on behalf of Mr. Judd to the Company’s 401(k) plan. The amount shown for Mr. Judd in 2003 includes $100,000 paid to Mr. Judd pursuant to a deferred compensation agreement and $5,834 for the Company’s contribution on behalf of Mr. Judd to the Company’s 401(k) plan.

(5)	Ms. Proctor joined the Company in February 2003.

Indebtedness

          The following table sets forth information relating to all loans outstanding to each individual who was a Director or executive officer of the Company during 2004:

Name	Highest Indebtedness Since Dec. 31, 2003	Unpaid Balance as of Feb. 28, 2005	Range of Interest Rates from Jan. 1, 2004 to Feb. 28, 2005

Carl M. Andersen	$244,523	$232,405	3.01 to 3.48%
William C. Nunan	232,360	215,714	2.71 to 3.18%

          Both of the above loans are secured by first deeds of trust on single-family residences. Carl M. Andersen is a Group Senior Vice President and the Tax Director of the Company and World Savings Bank, FSB. William C. Nunan is a Group Senior Vice President and the Chief Accounting Officer of the Company and World Savings Bank, FSB.

          In the ordinary course of its business as a residential real estate lender, World Savings Bank, FSB may from time to time enter into real estate loans in excess of $60,000 with immediate family members of Directors and executive officers of the Company. Any such loans would be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable residential real estate loans, and would not involve more than the normal risk of collectability or present other unfavorable features.

Deferred and Retirement Compensation

          The Company has entered into deferred compensation arrangements with three of its five most highly compensated executive officers: James T. Judd, Russell W. Kettell, and Georganne C. Proctor.

          The agreements provide for benefits payable in monthly or semi-monthly installments over ten years commencing at age 65 or upon the earlier death of the employee (paid to his or her beneficiary). The agreements contain vesting schedules that provide for full vesting by ages ranging from 58 to 65, depending upon the age of the employee at the time the agreement was executed, or immediately upon the death of the employee. The vesting schedules provide that one-third of the benefits vest during the first half of the vesting period and two-thirds vest during the second half.

          The aggregate annual amounts payable over the ten year period to Mr. Judd, Mr. Kettell, and Ms. Proctor are $300,000, $375,000, and $200,000, respectively. No amounts vested during 2004 for Mr. Judd, Mr. Kettell, or Ms. Proctor. As of December 31, 2004, Mr. Judd, Mr. Kettell, and Ms. Proctor had accumulated vested benefits which would entitle them to annual benefits payable, as described above, of $300,000, $375,000, and $0, respectively. In addition, as of December 31, 2004, Mr. Judd had $200,000 in fully vested benefits remaining from a separate deferred compensation agreement that originally provided for an aggregate of 120 monthly installments of $8,333 each, to be paid to him at his election.

          The Company carries life insurance policies in amounts estimated to be sufficient to cover its obligations under the agreements. If assumptions as to mortality, future policy dividends, and other factors are realized, the Company will recover an amount equal to all retirement payments under the agreements, plus the premiums on the insurance contracts and the interest that could have been earned on the use of the premium payments.

Stock Options

          The Company did not grant any stock options to the two Chief Executive Officers and the other three most highly compensated executive officers of the Company during 2004, as shown below:

OPTION GRANTS TABLE
Option Grants for the Year Ended December 31, 2004

	Individual Grants

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

					5%	10%

Herbert M. Sandler	0	—	—	—	—	—
Marion O. Sandler	0	—	—	—	—	—
James T. Judd	0	—	—	—	—	—
Russell W. Kettell	0	—	—	—	—	—
Georganne C. Proctor	0	—	—	—	—	—

          The Company also did not grant any stock appreciation rights.

          Information about exercises of stock options by these individuals during 2004 and certain information about unexercised stock options is set forth below:

OPTION EXERCISES AND YEAR END VALUE TABLE
Aggregated Option Exercises in the Year Ended December 31, 2004 and
December 31, 2004 Yearend Option Values

Name	Shares Acquired on Exercise (#)	Value Realized (1)	Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 (2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Herbert M. Sandler	210,000	$10,543,400	835,000	180,000	$40,813,569	$4,915,800
Marion O. Sandler	210,000	9,796,622	835,000	180,000	40,813,569	4,915,800
James T. Judd	200,000	7,123,700	0	180,000	0	4,915,800
Russell W. Kettell	59,000	2,867,033	539,500	180,000	25,624,707	4,915,800
Georganne C. Proctor	0	0	0	100,000	0	2,545,500

(1)	Market value of underlying securities at exercise date less the option price.
(2)	Market value of unexercised “in-the-money” options at yearend less the option price of such options.

INDEPENDENT OUTSIDE AUDITORS’ FEES

          Deloitte & Touche LLP provides audit and audit-related services to the Company, and its affiliate, Deloitte Tax LLP, provides tax services to the Company. The following is a summary of the fees billed to the Company by Deloitte & Touche LLP and Deloitte Tax LLP for services rendered for the years ended December 31, 2004 and 2003:

	2004		2003

Audit Fees

For services rendered for the audit of the Company’s yearend financial statements, including the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002; the attestation of management’s assessment of the internal controls of the Company’s subsidiary federal savings banks as required by the Federal Deposit Insurance Corporation Improvement Act of 1991; the reviews of the Company’s quarterly interim financial statements; and the reviews of registration statements and issuances of comfort letters in connection with the Company’s debt offerings

	$1,097,945		$727,450
Audit-Related Fees
For services rendered for the audits of the Company’s employee benefit plans; the coordination of the processes for the documentation and testing of the Company’s internal control over financial reporting; and attestations of the Company’s COSI Index calculation	140,500		41,750
Tax Fees
For services rendered for the reviews of federal and state tax returns; federal, state and local tax compliance and planning; and the licensing of software for enterprise zone credit determinations	82,412	(1)	47,869	(2)
All other Fees
None	0		0

Total	$1,320,857		$817,069

(1)

Includes a one-time payment of $25,000 to Deloitte Tax LLP in 2004 in connection with the termination of an engagement relating to the filing of amended Florida tax returns for the years 1996-1999.   The engagement, which was entered into during 2000, was terminated following the publication by the SEC of a letter by its Chief Accountant, dated May 21, 2004, clarifying what constitutes a contingent fee arrangement for tax services.

(2)

The amount shown here for 2003 is revised from the amount originally shown in the proxy statement for the 2004 Annual Meeting. The revised amount conforms with guidance subsequently issued by the SEC staff in a Frequently Asked Question, revised December 13, 2004, clarifying the year in which fees for services provided by the independent outside auditors are attributable.

Audit Committee Pre-Approval Policy

          All services performed by the independent outside auditors for the Company in 2004 were pre-approved by the Audit Committee in accordance with its pre-approval policy adopted on October 24, 2002, which policy was amended most recently on January 27, 2004. The policy describes the audit, audit-related, tax, and other services permitted to be performed by the independent outside auditors, subject to the Audit Committee’s prior approval of the services and related fees. Requests for the independent outside auditors to perform services are submitted jointly by both management and the independent outside auditors. Any pre-approved services that would exceed 120% of the initially approved fee amount require specific additional pre-approval by the Audit Committee. At each of its regular committee meetings, the Audit Committee reviews summaries of the pre-approved services being provided, along with the related fees being charged, by the independent outside auditors.

SUMMARY OF THE 2005 STOCK INCENTIVE PLAN (NEW PLAN)

Eligibility

          Only employees (including officers and employee Directors) of the Company and its subsidiaries and affiliates will be eligible to receive awards under the New Plan. As of February 28, 2005, the Company and its subsidiaries and affiliates had approximately 10,888 employees (including officers and employee Directors). Awards will generally not be transferable by the employee, unless otherwise provided in the applicable agreement between the employee and the Company.

Share Reserve, Types of Awards, and Grant Limits

          The aggregate number of shares that will be authorized for issuance under the New Plan is 25,000,000 shares of Common Stock. The closing price for the Company’s Common Stock, as reported by the NYSE on February 28, 2005, was $61.89 per share.

          The Company could issue (i) stock options, as well as (ii) stock grants, SARs, and stock units (collectively, “equity-based awards”) under the New Plan. A brief description of these awards is provided below. The Company could issue any combination of stock options and equity-based awards, including issuing all awards of the same type, as long as the aggregate amount does not exceed the 25,000,000 authorized share reserve. In each fiscal year, an individual will be limited to receiving stock options that cover no more than 500,000 shares and equity-based awards that cover no more than 200,000 shares. However, in his or her first year of employment only, an individual could receive stock options that cover no more than 1,000,000 shares and equity-based awards that cover no more than 400,000 shares.

          Stock options or equity-based awards that are forfeited or unexercised under the New Plan will generally become available again for issuance under the New Plan. In addition, only shares actually issued to settle SARs or stock units will count toward the share grant limits. Shares withheld or surrendered to pay the exercise price or to satisfy tax withholding for awards granted under the New Plan will become available for award and will not count toward the total share grant limits under the New Plan.

Administration of the New Plan

          The Compensation and Stock Option Committee of the Board of Directors, or a successor committee designated by the Board, will be responsible for administering the New Plan (the “Committee”). The Committee members must meet the independence, outside director, and non-employee director definitions, respectively, of the NYSE, Section 16 of the Securities Exchange Act of 1934, and Section 162(m) of the Internal Revenue Code of 1986. The Committee has discretion, subject to the provisions of the New Plan, to, among other things, authorize, modify, extend, exchange, or assume stock options or equity-based awards under the New Plan, to select participants, to prescribe award terms and conditions, to interpret plan provisions, and to adopt applicable rules and procedures.

          The Committee may also delegate to the chief executive officer of the Company, if the chief executive officer also serves on the Board, the authority to make grants of stock options and equity-based awards to employees who are not subject to Section 16 of the Securities Exchange Act or Section 162(m) of the Internal Revenue Code and to otherwise administer the New Plan. The New Plan provides for the indemnification of persons who administer the New Plan to the extent permitted by applicable law for actions taken or not taken with respect to the New Plan or any award agreement.

Description of Awards

          The Committee will determine the type of awards, the number of shares covered by each award (subject to the Plan’s individual and aggregate grant limits), any exercise price, the vesting terms, the expiration date, and the other terms of the awards. The Committee may at any time offer to buy out an award previously granted or authorize a participant to elect to cash out an award previously granted, in either case at such time and based upon such terms and conditions as the Committee establishes.

          Stock Options. Both nonstatutory stock options and incentive stock options (“ISOs”) may be granted under the New Plan. Stock option grants will be evidenced by an option agreement. The exercise price will be equal to the fair market value of a share of the Company’s Common Stock on the date the option was granted, unless the Committee determines to establish a different exercise price. Payment of the exercise price will be in a form specified in the option agreement and may generally include cash or other form of consideration determined by the Committee. Stock options will expire not later than ten years after the date of grant. Stock options cannot be re-priced under the New Plan.

          Other Equity-Based Awards. Grants of equity-based awards will be evidenced by an award agreement which may contain varying terms and conditions. What follows is a brief description of each type of equity-based award that could be issued under the New Plan.

•

Restricted Stock. Restricted stock refers to shares of Common Stock that are generally not paid for when awarded but are not transferable unless certain conditions are met, which conditions may include performance goals. When the conditions are satisfied, then the participant is vested in the shares and has complete ownership of the shares. At any particular time, a participant may be partially vested, fully vested, or not vested at all in the restricted stock that was awarded. Other than the restriction on transferability, the holders of restricted stock awarded under the New Plan will generally have the same voting, dividend, and other rights as the Company’s other stockholders.

•

Stock Units. A stock unit is a bookkeeping entry that represents the equivalent of a share of the Company’s Common Stock. A stock unit is similar to restricted stock in that the Committee may establish performance goals and/or other conditions that must be satisfied before the participant can receive any benefit from the stock unit. When the participant satisfies the conditions of the stock unit award, the Company will pay the participant for the vested stock units with cash and/or Company shares. The amount received may depend upon the degree of achievement of the performance goals.

•

SARs (Stock Appreciation Rights). A stock appreciation right gives the recipient a right to receive a payment from the Company determined by multiplying (a) the difference between (i) the fair market value of a share of the Company’s Common Stock on the date of exercise of the SAR and (ii) the SAR’s exercise price (generally the fair market value of shares on the grant date) by (b) the number of shares with respect to which the SAR is exercised. The Company may pay SARs in cash and/or shares of the Company’s Common Stock. The exercise price will equal the fair market value of a share of the Company’s Common Stock on the date the SAR was granted, unless the Committee determines to establish a higher exercise price. An unexercised SAR will be deemed to be automatically exercised on its expiration date if its per share exercise price is less than the fair market value of a share on such date. SARs may be awarded in conjunction with stock options. SARs cannot be re-priced under the New Plan.

Performance Goals

          The New Plan specifies performance goals that the Committee may use in awards. Including performance goals in awards of stock and/or stock units to employees who are subject to the limitations of Internal Revenue Code Section 162(m) can permit such awards to qualify for the performance-based compensation exception to the income tax deduction limits (the “Federal Income Tax Consequences” section below provides further details on Section 162(m)). The performance goals are defined as one or more objective measurable performance factors determined by the Committee with respect to each performance period based upon one or more factors, including, but not limited to: (i) return on average assets; (ii) return on average equity; (iii) earnings per share; (iv) diluted earnings per share; (v) ratio of general and administrative expenses to average assets; (vi) ratio of nonperforming assets to total assets; (vii) asset growth; (viii) earnings; (ix) net earnings; (x) capital level maintenance; (xi) loan loss coverage; (xii) ratio of noninterest expense to pre-tax earnings; and (xiii) ratio of pre-tax earnings to net interest income and noninterest income. The New Plan also establishes that a “performance period” can be any period of time up to thirty-six months in duration.

Termination of Service

          When a participant’s service with the Company or its subsidiaries and affiliates terminates: (i) all unvested portions of any outstanding awards are forfeited; (ii) vested stock options and/or SARs may be exercised within the next thirty days; and (iii) in the event of a participant’s death or disability, vested stock options and/or SARs may be exercised within the next twelve months. The Committee, however, may determine to include other post-service exercise provisions in award agreements. In all cases, any post-service exercise periods will be subject to the specified term of the option and/or SAR.

Change in Control

          An award may, at the time of grant or any time thereafter, in the discretion of the Committee, provide for the acceleration of vesting and exercise upon a Change in Control of the Company. In the event of a merger or reorganization of the Company that is not a Change in Control of the Company, a participant’s outstanding awards will fully vest and be exercisable unless the awards are assumed or continued by the Company or its successor.

Federal Income Tax Consequences

          The following is a brief summary of the United States federal income tax consequences of certain transactions under the New Plan based on federal income tax laws in effect as of February 28, 2005. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of the income tax laws of any municipality, state, or other country in which a participant may reside. This summary does not purport to be complete. The Company advises all participants to consult their own tax advisors concerning the tax implications relating to their awards under the New Plan.

          A recipient of a stock option or SAR will not have taxable income upon the grant of the option. For nonstatutory stock options and stock appreciation rights, the participant will have taxable ordinary income on the date the NSO or SAR is exercised. The amount of this income, which is subject to withholding taxes, is equal to the difference between the aggregate fair market value of the shares and the aggregate exercise price on the date of exercise. If the participant holds the shares after exercise, any profits from a later sale or disposition of the shares generally will be taxable as a capital gain, and any losses generally will be counted as a capital loss.

          The acquisition of shares upon the exercise of an ISO will not result in any taxable income to the participant, except possibly for purposes of the alternative minimum tax. Gain or loss realized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares transferred after the exercise for at least the legally required minimum holding periods of one year after option exercise and two years after grant.

          A participant is not deemed to receive any taxable income at the time an award of unvested stock units is granted, nor is the Company entitled to a tax deduction at that time. When vested stock units and any dividend equivalents are settled and distributed, the participant is deemed to receive an amount of ordinary income equal to the amount of cash and/or the fair market value of shares received. This income is subject to withholding taxes.

          For restricted stock awards, unless the participant elects under Internal Revenue Code Section 83(b) to be taxed at the time of receipt of the restricted stock, the participant will not have taxable income upon the receipt of the award, but upon vesting will have ordinary income equal to the fair market value of the shares or cash received (that exceeds the amount paid, if any, for such shares) at the time of vesting.

          At the discretion of the Committee, the New Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise, receipt, or vesting of an award by electing to have shares of Common Stock withheld and/or to deliver already-owned Company shares.

          The Company will generally be entitled to a tax deduction in connection with an award under the New Plan only in an amount equal to the ordinary income recognized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, Internal Revenue Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to our five most highly compensated executive officers. The general rule of Section 162(m) is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of “performance based compensation,” even if the executive’s total annual compensation exceeds $1 million, by complying with certain conditions imposed by the Section 162(m) rules, including having the material terms of any applicable performance-based compensation plan disclosed to and approved by our stockholders. The New Plan has been structured with the intention that compensation resulting from awards under the New Plan can qualify as “performance-based compensation” and, if so qualified, would be tax deductible. Such favorable tax treatment is subject to, among other things, approval of the New Plan by the Company’s stockholders.

Other Administrative Matters

          Subject to any required stockholder approval, the Board may amend or modify the New Plan in any or all respects. The New Plan will terminate on April 27, 2015 unless terminated earlier by the Board. The governing state law of the New Plan (except for choice of law provisions) is California, which is the state of the Company’s headquarters and the place of residence for a significant number of the Company’s employees.

          If the Company has a stock split, then the awards granted under the New Plan will automatically be adjusted in proportion to the stock split. If the Company has a recapitalization, reorganization, merger, spin-off, or a similar event, then the awards granted under the New Plan will be appropriately adjusted (if at all) by the Committee in its sole discretion.

Stockholder Approval

          Approval by stockholders of the New Plan is necessary in order for any awards to be granted under the New Plan. In addition, stockholder approval will satisfy requirements of the NYSE. There also are federal tax benefits derived from obtaining stockholder approval under the Internal Revenue Code. Stockholder approval of the material terms of the New Plan (including the specified performance goal criteria and the share grant limits) is necessary for the grants of stock options, restricted stock, stock units and SARs to employees covered by Section 162(m) to be eligible to qualify for the performance-based compensation exception to the income tax deduction limitations of Section 162(m). Stockholder approval also will enable ISOs to be issued under the New Plan.

New Plan Benefits

          All grants of awards under the New Plan will be discretionary. Therefore, the benefits and amounts that will be received or allocated under the New Plan are not determinable. The following table sets forth the number of shares subject to stock options granted under the Current Plan during our fiscal year ended December 31, 2004, but is not necessarily indicative of future grants under the New Plan.

OPTION GRANTS
Under the 1996 Stock Option Plan
For the Year Ended December 31, 2004

Name and Position	Dollar Value(1)	Number of Shares Subject to Option Grants(2)

Herbert M. Sandler, Chairman and Chief Executive Officer	—	0
Marion O. Sandler, Chairman and Chief Executive Officer	—	0
James T. Judd, Senior Executive Vice President	—	0
Russell W. Kettell, President, Chief Financial Officer, and Treasurer	—	0
Georganne C. Proctor, Executive Vice President	—	0
All current executive officers as a group	—	0
All employees, including current officers who are not executive officers, as a group	$390,150	27,000

(1)	The dollar value of the options is based on the fair value at the date of grant, which is estimated using the Black-Scholes option-pricing model.
(2)

Additional information about stock option grants to the two Chief Executive Officers and the three other most highly compensated executive officers of the Company is included in the Summary Compensation Table on page 14.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

          Under applicable proxy rules, stockholder proposals intended to be presented at the Company’s 2006 Annual Meeting must be received by the Company no later than November 11, 2005 (not later than 120 days prior to the anniversary of this year’s mailing date), in order to be included in the Company’s Proxy Statement and proxy relating to the meeting. If a stockholder fails to submit a proposal by that date, the Company will not be required to provide any information about the proposal in its Proxy Statement or in the form of proxy. If a stockholder intends to submit a proposal at the Company’s 2006 Annual Meeting, which proposal is not intended to be included in the Company’s Proxy Statement and proxy relating to that meeting, the stockholder should submit the proposal to the Company no later than January 25, 2006 (not later than 45 days prior to the anniversary of this year’s mailing date). If a stockholder fails to timely submit a proposal, the proxy holders designated in the proxy relating to that meeting will be allowed to use their discretionary voting authority if the proposal is raised at the meeting. Proposals should be addressed to the Company at 1901 Harrison Street, Oakland, California, 94612, Attention: Corporate Secretary.

GOLDEN WEST FINANCIAL CORPORATION
Oakland, California

March 11, 2005

Appendix A

GOLDEN WEST FINANCIAL CORPORATION

2005 STOCK INCENTIVE PLAN

SECTION 1.    PURPOSE.

The Company’s Board of Directors adopts the Golden West Financial Corporation 2005 Stock Incentive Plan effective as of April 27, 2005 (the “Effective Date”), conditioned upon and subject to the approval of the Company’s stockholders.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Key Employees an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest; to encourage such selected persons to continue to provide services to the Company; and to attract to the Company new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may be Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants and Stock Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or the applicable Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement.

SECTION 2.    DEFINITIONS.

(a)     “Affiliate” means any entity, whether now or hereafter existing, other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

(b)     “Award” means any award of an Option, SAR, Stock Grant or Stock Unit under the Plan.

(c)     “Board” means the Board of Directors of the Company, as constituted from time to time.

(d)     “Cashless Exercise” means an arrangement in which payment may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and any applicable tax withholding obligations (up to the maximum amount permitted by applicable law) relating to the exercised Option.

(e)     “Change In Control” except as may otherwise be provided in an applicable Award Agreement, means the occurrence of any of the following:

(i)   The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)   Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this paragraph (iii) and paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company,

(B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company, and

(C) the Company;

(iv)   A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who had been directors of the Company on the date 24 months prior to the date of any transaction that resulted in a person becoming the beneficial owner, directly or indirectly, of securities of the Company representing at least 20% of the total voting power represented by the Company’s then outstanding voting securities; or

(v) A complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s outstanding stock immediately before such transactions.

(f)     “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Committee” means a committee described in Section 3.

(h)     “Common Stock” means the Company’s common stock.

(i)     “Company” means Golden West Financial Corporation, a Delaware corporation.

(j)     “Covered Employees” means those persons who are subject to the limitations of Code Section 162(m).

(k)    “Disability” means that the Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(1)    “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(m)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)    “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. In the case of a SAR, “Exercise Price” means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

(o)     “Fair Market Value” means the market price of a Share, determined as follows:

(i) If the Shares were traded on the NYSE on the date in question, then the Fair Market Value shall be equal to the last per Share trading price reported by the NYSE for such date; and

(ii)          If the Shares were not traded on the NYSE on the date in question, then the Fair Market Value shall be equal to the last per Share trading price reported by the NYSE for the last trading date immediately prior to the date in question.

Whenever possible, the Fair Market Value shall be based on the trading prices of the Shares as reported by the NYSE on its MarkeTrac or similar reporting service. In the event the NYSE does not report the last per Share trading price of the Shares, then the Fair Market Value shall be based on the last per Share trading price on the NYSE for the date in question as reported in the Western Edition of the Wall Street Journal. If the Shares are no longer traded on the NYSE, then the Fair Market Value shall be based on the applicable listing exchange where the Shares are traded or quoted as reported in the Western Edition of the Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(p)    “Grant” means any grant of an Award under the Plan.

(q)    “Incentive Stock Option” or “ISO” means an incentive stock option described in section 422(b) of the Code.

(r)     “Key Employee” means an Employee who has been selected by the Committee to receive an Award under the Plan.

(s)     “Non-Employee Director” means a member of the Board who is not an Employee.

(t)     “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(u)    “NYSE” means the New York Stock Exchange.

(v)    “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

(w)   “Optionee” means an individual, estate or other entity that holds an Option.

(x)    “Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in section 424(e) of the Code.

(y)    “Participant” means an individual, estate or other entity that holds an Award.

(z)    “Performance Goals” means one or more objective measurable performance factors as determined by the Committee with respect to each Performance Period based upon one or more factors, including, but not limited to: (i) return on average assets; (ii) return on average equity; (iii) earning per share; (iv) diluted earnings per share; (v) ratio of general and administrative expenses to average assets; (vi) ratio of non-performing assets to total assets; (vii) asset growth; (viii) earnings; (ix) net earnings; (x) capital level maintenance; (xi) loan loss coverage; (xii) ratio of non-interest expense to pre-tax earnings; and (xiii) ratio of pre-tax earnings to net interest income and non-interest income.

(aa)   “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(bb)   “Plan” means this Golden West Financial Corporation 2005 Stock Incentive Plan as it may be amended from time to time.

(cc)    “Re-Pricing” means the lowering or reduction of the Exercise Price of any outstanding Option and/or SAR in a manner described by Item 402(i)(l) of SEC Regulation S-K (or its successor provision).

(dd)    “SAR Agreement” means the agreement described in Sections 8 evidencing each Award of a Stock Appreciation Right.

(ee)    “SEC” means the Securities and Exchange Commission.

(ff)    “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(gg)    “Securities Act” means the Securities Act of 1933, as amended.

(hh)    “Service” means service as an Employee. A Participant’s Service does not terminate if he or she is a common-law employee and the Participant (i) takes a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, (ii) changes the terms of his or her employment with the Company from full-time to part-time status as approved by the Company in writing and the terms of the change in status provide for continued service crediting, or (iii) when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work The Committee determines which leaves and changes in employment status count toward Service, and when Service terminates for all purposes under the Plan.

(ii)     “Share” means one share of Common Stock

(jj)     “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

(kk)   “Stock Grant” means Shares awarded under the Plan.

(ll)     “Stock Grant Agreement” means the agreement described in Section 9 evidencing each Award of a Stock Grant.

(mm) “Stock Option Agreement” means the agreement described in Section 6 evidencing each Grant of an Option.

(nn)   “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(oo)  “Stock Unit Agreement” means the agreement described in Section 10 evidencing each Award of a Stock Unit.

(pp)  “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in section 424(f) of the Code.

(qq)  “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of section 424(d) of the Code shall be applied.

SECTION 3.     ADMINISTRATION.

(a)     The Committee.   The Board’s Compensation and Stock Option Committee, or a successor committee designated by the Board, shall administer the Plan as the Committee.  The Committee members shall all be (i) “independent directors” as defined under the listing standards of the NYSE, (ii) “outside directors” as defined under section 162(m) of the Code, and (iii) “non-employee directors” as defined under Rule 16b-3 of the Exchange Act. Notwithstanding the previous sentence, failure of the Committee members to satisfy the foregoing requirements shall not invalidate any Awards granted by such Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and assume all powers and authority conferred upon the Committee under the Plan.

(b)     Authority of the Committee.   Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)	selecting Key Employees who are to receive Awards under the Plan;
(ii)	determining the type, number, vesting requirements and other features and conditions of such Awards and amending such Awards;
(iii)	correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement;
(iv)	accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;
(v)	interpreting the Plan;
(vi)	authorizing the waiver or amendment of any term under a Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement; and
(vii)	making all other decisions relating to the operation of the Plan.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

(c)     Delegation of Authority.   If the Chief Executive Officer of the Company also serves on the Board, the Committee may delegate to such Chief Executive Officer the power and authority to administer the Plan with respect to Key Employees who are not Section 16 Persons or Covered Employees; to grant Awards to such Key Employees; to determine all terms of such Awards; and to make any other determinations or take any actions required by, or that may be made in the discretion of, the Committee with respect to such Awards. The Committee shall receive a periodic summary of grants made under a delegation pursuant to this paragraph. The Committee may revoke a delegation of authority hereunder at any time.

(d)     Modifications or Assumption of Awards.   Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding Options, SARs, Stock Grants or Stock Units (whether granted by the Company or by another issuer) in return for the grant of new Options, SARs, Stock Grants or Stock Units for the same or a different number of Shares and, in the case of Options or SARs, at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, except as an adjustment to prevent the dilution or enlargement of rights under the Plan pursuant to Section 11, the Re-Pricing of outstanding Options and SARs is not permitted.  No modification of an Option, SAR, Stock Grant or Stock Unit shall, without the consent of the Participant, alter or impair his or her rights or obligations under such Award.

(e)     Buyout of Awards.   The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents (including without limitation Shares valued at Fair Market Value that may or may not be issued from this Plan) an Award previously granted or (ii) authorize a Participant to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

(f)     Indemnification.   To the greatest extent permitted by applicable law, each member of the Committee and of the Board (and their delegees) shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any other power that the Company may have to indemnify them or hold them harmless.

SECTION 4.     ELIGIBILITY.

(a)     General Rules. Only Employees shall be eligible for designation as Key Employees by the Committee.

(b)     Incentive Stock Options.   Only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. A Key Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

(c)     Performance Conditions. The Committee may, in its discretion, include performance conditions in an Award. If performance conditions are included in Awards to Covered Employees, then such Awards will be subject to the achievement of Performance Goals established by the Committee. Such Performance Goals shall be established and administered pursuant to the requirements of Code Section 162(m). Before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period, the Committee shall first certify in writing that the Performance Goals for such Performance Period have been satisfied. Awards with performance conditions that are granted to Key Employees who are not Covered Employees need not comply with the requirements of Code Section 162(m).

(d)     Termination of Service.   Unless the applicable Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service: (i) upon termination of Service for any reason, all unvested portions of any outstanding Awards shall be forfeited without consideration and the vested portions of any outstanding Stock Units shall be settled upon termination; (ii) if the Service of a Participant is terminated for any reason other than by death or Disability, then the vested portion of the Participant’s then-outstanding Options/SARs may be exercised within thirty days after the date of such termination; or (iii) if the Service of a Participant is terminated due to death or Disability, the vested portion of the Participant’s then-outstanding Options/SARs may be exercised within twelve months after the date of termination of Service.

SECTION 5.    SHARES SUBJECT TO PLAN.

(a)     Basic Limitations.  The stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares reserved for Awards under the Plan shall not exceed 25,000,000 Shares. The aggregate number of Shares that may be issued in connection with any single type of Award (NSOs, ISOs, SARs, Stock Grants or Stock Units) under the Plan shall be 25,000,000 Shares. Without limiting the foregoing, ISOs covering not more than 25,000,000 shares may be issued under the Plan.

(b)     Additional Shares.   If Awards are forfeited, canceled or terminate for any other reason before being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan.   If SARs are exercised or Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such SARs or Stock Units shall reduce the number available under Section 5(a) and the balance shall again become available for Awards under the Plan. If a Participant pays the exercise price of an Option by surrendering previously owned Shares and/or, as permitted by the Committee, pays any withholding tax obligation with respect to an Award by electing to have Shares withheld or by surrendering previously owned Shares, the surrendered Shares and the Shares withheld to pay taxes shall be available for issuance under the Plan and shall not count toward the maximum number of shares that may be issued under the Plan as set forth in Section 5(a).

(c)     Limits on Awards.   In a single taxable year of the Company, no Key Employee shall receive grants of (i) Options that, in the aggregate, represent the right to purchase in excess of 500,000 Shares and/or (ii) SARs, Stock Grants or Stock Units that, in the aggregate, represent the right to receive the issuance of in excess of 200,000 shares. Notwithstanding the foregoing limitation, in the first year of a Key Employee’s employment with the Company (or Subsidiary or Affiliate), a Key Employee may receive grants of (iii) Options that, in the aggregate, represent the right to purchase up to 1,000,000 Shares and/or (iv) SARs, Stock Grants or Stock Units that, in the aggregate, represent the right to receive the issuance of up to 400,000 shares.

SECTION 6.      TERMS AND CONDITIONS OF OPTIONS.

(a)     Stock Option Agreement.   Each Grant under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement (including without limitation any performance conditions). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.   A Stock Option Agreement may provide that new Options will be granted automatically to the Optionee when he or she exercises the prior Options.  The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

(b)     Number of Shares.   Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number (and Exercise Price) in accordance with Section 11.

(c)     Exercise Price.   An Option’s Exercise Price shall be determined by the Committee and set forth in a Stock Option Agreement. To the extent required by applicable law or regulations, the Exercise Price of an ISO shall not be less than 100% of the Fair Market Value (110% for ISOs granted to 10-Percent Shareholders) of a Share on the date of Grant.   In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

(d)     Exercisability and Term.   Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable.   The Stock Option Agreement shall also specify the term of the Option, provided that the term of an ISO shall in no event exceed ten (10) years from the date of Grant.  An ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five (5) years. No Option can be exercised after the expiration date provided in the applicable Stock Option Agreement.  A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.  In no event shall the Company be required to issue fractional Shares upon the exercise of an Option.

SECTION 7.      PAYMENT FOR OPTION SHARES.

The entire Exercise Price of Shares shall be payable upon the exercise of an Option in cash (whether paid by the Participant or by the Participant’s securities broker in the case of a Cashless Exercise) and/or, in the discretion of the Committee, by (i) tendering Shares which have already been owned by the Optionee having an aggregate Fair Market Value on the date of Option exercise equal to the entire Exercise Price, or (ii) any other means which the Committee, in its sole discretion, determines to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

SECTION 8.     TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a)     SAR Agreement.   Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any performance conditions). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR.  The provisions of the various SAR Agreements entered into under the Plan need not be identical.    SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b)     Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.

(c)     Exercise Price.   Each SAR Agreement shall specify the Exercise Price.  A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Grant.

(d)     Exercisability and Term.   Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable.  The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of Grant.   A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service.   SARs may be awarded in combination with Options or Stock Grants, and such an Award may provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited.   A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e)     Exercise of SARs.   If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the Participant shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

SECTION 9.    TERMS AND CONDITIONS FOR STOCK GRANTS.

(a)     Time, Amount and Form of Awards.   Awards under this Section 9 may be granted in the form of a Stock Grant.  A Stock Grant may also be awarded in combination with NSOs, and such an Award may provide that the Stock Grant will be forfeited in the event that the related NSOs are exercised.

(b)     Stock Grant Agreement.   Each Stock Grant awarded under the Plan shall be evidenced by a Stock Grant Agreement between the Participant and the Company.  Each Stock Grant Agreement shall specify the number of Shares to which the Stock Grant pertains and is subject to adjustment of such number in accordance with Section 11. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement (including without limitation any performance conditions). The provisions of the Stock Grant Agreements entered into under the Plan need not be identical.

(c)     Payment for Stock Grants.   Stock Grants may be issued with or without cash consideration under the Plan.

(d)     Vesting Conditions.   Each Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Grant Agreement. A Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

(e)     Voting and Dividend Rights.   The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Stock Grant Agreement, however, may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares subject to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid.  Such additional Shares subject to the Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

SECTION 10.    TERMS AND CONDITIONS OF STOCK UNITS.

(a)     Stock Unit Agreement.   Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any performance conditions).   The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.    Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b)     Number of Shares.  Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11.

(c)     Payment for Awards.   To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(d)     Vesting Conditions.   Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in portions, upon satisfaction of the conditions specified in the Stock Unit Agreement.   A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

(e)     Voting and Dividend Rights.   The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents.  Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding.  Dividend equivalents may be converted into additional Stock Units.   Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(f)     Form and Time of Settlement of Stock Units.   Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of cash and Shares, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include, without limitation, a method based on the average Fair Market Value of Shares over a series of trading days.  Vested Stock Units may be settled in a lump sum.   The distribution will occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed.   Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(g)     Creditors’ Rights.   A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11.   PROTECTION AGAINST DILUTION.

(a)     Automatic Adjustments.   In the event of a stock-split effected through a declaration of a dividend payable in Shares, the number of Shares available for future Awards under Section 5(a), the per person Share limits under Section 5(c), the number of Shares covered by each outstanding Award, and the Exercise Price under each outstanding Option or SAR shall automatically adjust, as of the date the dividend is paid, in the same proportion as the stock-split.

(b)     Discretionary Adjustments.   In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, reorganization, merger, liquidation, spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its reasonable discretion, deems appropriate in order to prevent the dilution or enlargement of rights hereunder in one or more of:

(i)	the number of Shares available for future Awards under Section 5(a) and the per person Share limits under Section 5(c);

(ii)	the number of Shares covered by each outstanding Award; or

(iii)	the Exercise Price under each outstanding Option or SAR.

(c)     Participant Rights.   Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(d)     Fractional Shares.   Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares.  Under no circumstances shall the Company be required to authorize or issue fractional Shares and no consideration must be provided as a result of any fractional Shares not being issued or authorized.

SECTION 12. EFFECT OF A CHANGE IN CONTROL.

(a)     Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization, unless the merger or other reorganization constitutes a Change in Control and as such may be subject to Section 12(b). The merger or other reorganization agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting, or for their cancellation with or without consideration, in all cases without the consent of the Participant. If the agreement of merger or reorganization does not provide for the assumption, continuation or acceleration of the outstanding Awards, all outstanding Awards shall fully vest and be fully exercisable immediately prior to the merger or other reorganization.

(b)     Acceleration.   The Committee may determine, at the time of granting an Award or thereafter, that such Award shall become fully vested and exercisable as to all Shares subject to such Award in the event that a Change in Control occurs with respect to the Company.

SECTION 13.    LIMITATIONS ON RIGHTS.

(a)     Retention Rights.   Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any).

(b)     Stockholders’ Rights.   A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and has been issued the applicable stock certificate by the Company. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Section 11.

(c)     Restrictions on Shares.   Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. In no event shall the Company be required to issue fractional Shares under this Plan.

(d)     Transferability of Awards.   Except as otherwise provided in the applicable Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement, and then only to the extent permitted by applicable law, no Option, SAR, unvested Stock Grant, or Stock Unit shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement or SAR Agreement, an Option or SAR may be exercised during the lifetime of the Participant only or by the Participant or his or her guardian or legal representative.  No Option, SAR, unvested Stock Grant, Stock Unit or interest therein may be anticipated, assigned, pledged or hypothecated by the Participant during his or her lifetime, or be made subject to execution, attachment or similar creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 13(d) shall be void.

(e)     Regulatory Requirements.   Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(f)     Dissolution.  To the extent not previously exercised or settled, all outstanding Options, SARs, unvested Stock Grants and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 14. WITHHOLDING TAXES.

(a)     General.   A Participant shall make arrangements acceptable to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied. The Committee may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Award through a Cashless Exercise or through a sale of Shares underlying the Award.

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(b)     Share Withholding.   If a public market for the Company’s Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may the Company allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC.

SECTION 15.    DURATION AND AMENDMENTS.

(a)     Term of the Plan.   The Plan, as set forth herein, subject to the approval of the Company’s stockholders, shall become effective on the Effective Date. In the event that the stockholders fail to approve the Plan on or before the Effective Date, the Plan shall be null and void. The Plan shall terminate on the date that is ten (10) years after its Effective Date and may be terminated on any earlier date pursuant to Section 15(b). This Plan will not in any way affect outstanding awards that were, or awards that may be, issued under other Company employee stock option plans.

(b)     Right to Amend or Terminate the Plan.   The Board may amend or terminate the Plan at any time and for any reason.   The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

SECTION 16.    EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

GOLDEN WEST FINANCIAL CORPORATION

By	/s/ MICHAEL ROSTER

Michael Roster Executive Vice President and Secretary

VOTE BY INTERNET - www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

GOLDEN WEST FINANCIAL CORPORATION 1901 HARRISON STREET OAKLAND, CA 94612

VOTE BY PHONE - 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Golden West Financial Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GLDWS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GOLDEN WEST FINANCIAL CORPORATION

The Board of Directors recommends a vote “For All” the director nominees and “For” proposals 2 and 3.

1.	ELECTION OF DIRECTORS. Nominees:	For All	Withhold All	For All Except	To withhold authority to vote for a nominee, mark “For All Except” and write the nominee’s name on the line below.
01) Louis J. Galen
01) Antonia Hernandez
	03) Bernard A. Osher	☐	☐	☐
(If you wish to cumulate votes for Directors, see below)

		For	Against	Abstain

2.	APPROVAL OF THE 2005 STOCK INCENTIVE PLAN.	☐	☐	☐

3.	RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP to serve as the Company’s independent outside auditors for the year ending December 31, 2005.	☐	☐	☐

4.	To vote on any other matters that may properly come before the meeting according to the best judgment and discretion of the person voting the proxy.

        Please date and sign below exactly as your name or names appear on this proxy.  If more than one name appears, all should sign.  Joint owners should each sign personally.  Corporate proxies should be signed in full corporate name by an authorized officer and attested.  Persons signing in a fiduciary capacity should indicate their full names in such capacity.

If you wish to cumulate votes for Directors, do NOT mark “For All”, “Withhold All” or “For All Except” above, but check the box at right and indicate, next to each desired nominee’s name above, the percentages of the votes you wish to allocate, not to exceed 100%.

☐

	Yes	No

Please indicate if you plan to attend the Annual Meeting in person.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
GOLDEN WEST FINANCIAL CORPORATION

          The Annual Meeting of Stockholders of Golden West Financial Corporation will be held on the fourth floor of the Company’s headquarters located at 1901 Harrison Street, Oakland, California on Tuesday, April 26, 2005, commencing at 11:00 a.m. Pacific Time, for the following purposes:

1) To elect three Directors to hold office for three-year terms and until their successors are duly elected and qualified;
2) To approve the 2005 Stock Incentive Plan;
3) To ratify the selection of independent outside auditors; and
4) To transact other business as may properly come before the meeting or any adjournments or postponements thereof.

     The close of business on March 1, 2005 is the record date for determining the stockholders entitled to vote at this meeting or any adjournments or postponements of this meeting.  A list of stockholders entitled to vote will be available at the time and place of the meeting and, during ten days prior to the meeting, at the office of the Secretary of Golden West Financial Corporation, 1901 Harrison Street, Oakland, California.

By order of the Board of Directors

MICHAEL ROSTER
Executive Vice President and Secretary

Oakland, California
March 11, 2005

IMPORTANT:	We want to assure that you are represented at the meeting. Please complete, date, sign and mail the enclosed proxy promptly in the return envelope, which we have provided.

GOLDEN WEST FINANCIAL CORPORATION	PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Russell W. Kettell, Michael Roster and Herbert M. Sandler, or any of them, each with power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of Golden West Financial Corporation (the “Company”), to be held on the fourth floor of the Company’s headquarters located at 1901 Harrison Street, Oakland, California on April 26, 2005, commencing at 11:00 a.m. Pacific Time, and any adjournments or postponements thereof, and to vote the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present on the matters stated on the reverse side. If you are going to cumulate votes for Directors, you may not vote by Internet or phone; instead you must return this card.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED (1) FOR ALL NOMINEES LISTED FOR THE ELECTION OF DIRECTORS, (2) TO APPROVE THE 2005 STOCK INCENTIVE PLAN, AND (3) FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S AUDITORS.  IF ANY OTHER MATTER PROPERLY COMES BEFORE THE MEETING, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT AND DISCRETION OF THE PERSON VOTING THE PROXY.

Stockholders are Urged to Complete, Sign and Return This Proxy Promptly in the Enclosed Envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)